UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No.1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2023

EVOFEM BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 600

San Diego, California 92130

(Address of principal executive offices)

(858) 550-1900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.0001 per share	EVFM	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Evofem Biosciences, Inc., a Delaware corporation (the “Company”) is filing this Current Report on Form 8-K/A (this “Current Report”) solely to correct a typographical error identified in the first and second paragraphs of Item 1.01 to the Current Report on Form 8-K, filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 10, 2023 (the “Original Report”). Except for the corrected paragraphs below, all other information in the Original Report remains unchanged. This Current Report should be read in conjunction with the Original Report and all of the Company’s filings with the Commission.

Item 1.01	Entry into a Material Definitive Agreement

Securities Purchase Agreement

On April 5, 2023, Evofem Biosciences, Inc., a Delaware corporation (the “Company”) entered into a securities purchase agreement (“SPA”), with certain investors (the “Investors”) providing for the sale and issuance of senior subordinate convertible notes due in the aggregate original principal amount of $769,230.76 (the “Notes”) and warrants (“Warrants”) to purchase an aggregate 76,923,077 shares of common stock, par value $0.0001 per share (the “Common Stock”) (collectively, the “Offering”).

The Offering closed on April 5, 2023 (the “Closing Date”) and as a result, the Company issued an aggregate $769,230.76 in the aggregate principal amount of Notes and Warrants to purchase 76,923,077 shares of Common Stock. Each Investor paid approximately $650 for each $1,000 of the principal amount of Notes and Warrants. The net amount of proceeds to the Company from the Offering, after deducting expenses from the Offering was approximately $490,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOFEM BIOSCIENCES, INC.

Dated: April 11, 2023	By:	/s/ Saundra Pelletier
Saundra Pelletier
Chief Executive Officer

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